EXHIBIT 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue NEW YORK, N.Y. 10174-1101 (212) 818-8800
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(212) 818-8881

November 25, 2024

Classover Holdings, Inc. 8 The Green, #18195 Dover, Delaware 19901

Ladies and Gentlemen:

We have acted as counsel to Classover Holdings, Inc., a Delaware corporation (“Pubco”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 25, 2024, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of May 12, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and among Battery Future Acquisition Corp., a Cayman Islands exempted company (“BFAC”), Pubco, BFAC Merger Sub 1, Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”), BFAC Merger Sub 2, Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2”), and Class Over Inc., a Delaware corporation (“Class Over”).

Pursuant to the Business Combination Agreement, upon the closing of the Business Combination (the “Closing”), Merger Sub 1 will merge with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Pubco, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into Class Over (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with Class Over being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of Pubco.

In connection with the Mergers, each (i)  BFAC Class A ordinary share, par value $0.0001 per share (the “BFAC Class A Ordinary Shares”), and (ii) BFAC Class B ordinary share, par value $0.0001 per share (the “BFAC Class B Ordinary Shares” and, together with the BFAC Class A Ordinary Shares, the “BFAC Ordinary Shares”), issued and outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) will be automatically cancelled and extinguished and converted into the right to receive one share of Class B common stock of Pubco, par value $0.0001 per share (“Pubco Class B Common Stock”).  All BFAC Ordinary Shares held in treasury will be cancelled and extinguished without consideration. At the Effective Time, each whole warrant of BFAC, each exercisable for one BFAC Class A ordinary share at an exercise price of $11.50 per share (the “BFAC Warrants”), that is outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase one share of Pubco Class B Common Stock (“Pubco Warrants”), with each such warrant subject to substantially the same terms and conditions applicable to the BFAC Warrants prior to such conversion.

Pursuant to the Business Combination Agreement, (i) all shares of Class Over common stock issued and outstanding immediately prior to the Effective Time, other than (a) Class Over common stock held in treasury by Class Over or its wholly owned subsidiaries, as applicable, and (b) those shares of Class Over common stock owned by dissenting holders, will be automatically converted into the right to receive an aggregate of 6,535,014 shares of Pubco Class A common stock, par value $0.0001 per share (“Pubco Class A Common Stock”), 5,964,986 shares of Pubco Class B Common Stock and 1,000,000 shares of Pubco Preferred Stock.

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This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 35,523,111 shares of Pubco Class B Common Stock, consisting of (a) 12,308,125 shares to be issued to holders of BFAC Ordinary Shares, (b) 17,250,000 shares issuable upon exercise of Pubco Warrants to be issued to the holders of BFAC Warrants (“Warrant Shares”) and (c) 5,964,986 shares to be issued to the Class Over shareholders, (ii) 6,535,014 shares of Pubco Class A Common Stock to be issued to the Class Over shareholders, (iii) 1,000,000 shares of Pubco Preferred Stock to be issued to the Class Over shareholders and (iv) 17,250,000 Pubco Warrants to be issued to the holders of BFAC Warrants.

In connection with the preparation of this opinion, we have, among other things, reviewed:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

(c)

the form of Post-Closing Amended and Restated Certificate of Incorporation of Pubco (“Post-Closing Charter”), to be filed with the Delaware Secretary of State, in the form filed as Exhibit 3.1 to the Registration Statement;

(e)	the form of proposed Amended and Restated bylaws of Pubco, in the form filed as Exhibit 3.2 to the Registration Statement;

(f)	a copy of the Warrant Agreement, by and between BFAC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), dated as of December 14, 2021 (the “Warrant Agreement”);

(g)

the form of Warrant Assignment, Assumption and Amendment Agreement, to be entered into by and between BFAC, Pubco and the Warrant Agent in connection with the consummation of the Business Combination (the “Warrant Assignment Agreement”), in the form filed as Exhibit 4.2 to the Registration Statement;

(h)	the Specimen Class B Common Stock Certificate of Pubco (the “Common Stock Certificate”), in the form filed as Exhibit 4.3 to the Registration Statement;

(i)	the Specimen Warrant Certificate of Pubco (the “Warrant Certificate”), in the form filed as Exhibit 4.4 to the Registration Statement;

(k)	the form of proposed certificate of merger of Merger Sub 1 and BFAC, to be filed with the Delaware Secretary of State, in connection with the Reorganization Merger;

(l)	the form of proposed certificate of merger of Class Over and Merger Sub 2, to be filed with the Delaware Secretary of State, in connection with the Acquisition Merger; and

(m)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto (other than Pubco). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of Pubco and others as to factual matters.

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Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

When issued and paid for in accordance with the Business Combination Agreement upon the effectiveness of the Reorganization Merger, the shares of Pubco Class B Common Stock to be issued upon conversion of the BFAC Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.

When issued and paid for in accordance with the Business Combination Agreement upon the effectiveness of the Acquisition Merger, the shares of Pubco Class A Common Stock, shares of Pubco Class B Common Stock and shares of Pubco Preferred Stock to be issued upon conversion of the capital stock of Class Over will be duly authorized, validly issued, fully paid and non-assessable.

3.

When issued and paid for in accordance with the Business Combination Agreement upon effectiveness of the Reorganization Merger, the Pubco Warrants to be issued upon conversion of the BFAC Warrants will be valid and binding obligations of Pubco, enforceable against Pubco in accordance with their terms under the laws of the State of New York.

4.	When issued and paid for in accordance with the Warrant Agreement and the Warrant Assignment Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

In addition, in rendering the foregoing opinions, we have assumed that:

(a)

prior to effecting the Reorganization Merger and prior to the issuance of securities by Pubco, (i) the shareholders of BFAC will have approved, among other things, the Reorganization Merger and (ii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Reorganization Merger, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Reorganization Merger will have been obtained;

(b)

the current draft of the Post-Closing Charter, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or has been, or prior to the filing of the Post-Closing Charter will be, filed by or in respect of Pubco with the Delaware Secretary of State and that Pubco will pay all fees and other charges required to be paid in connection with the filing of the Post-Closing Charter; and

(c)	that the BFAC Warrants, when initially issued, and the Warrant Agreement, when initially executed, were duly authorized, executed and delivered by BFAC.

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Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Graubard Miller
Graubard Miller

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